Exhibit 4.2

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into as of February 9, 2010, by and among Aegean Earth and Marine Corporation, a Cayman Islands corporation (the “Corporation”), and the shareholders of the Corporation who are listed on the signature pages hereto (collectively, the “Shareholders” and each individually, a “Shareholder”).

RECITALS:

WHEREAS, the Shareholders were the owners of all of the issued and outstanding capital stock of Temhka S.A., a corporation organized under the laws of the Hellenic Republic (the “Target”);

WHEREAS, pursuant to an Acquisition Agreement dated as of the date hereof by and among the Corporation, the Shareholders and the Target (the “Acquisition Agreement”), the Shareholders sold to the Corporation and the Corporation acquired (the “Acquisition”) from the Shareholders all of the issued and outstanding capital stock of the Target (the “Target Shares”) solely in exchange for 1,623,333 Class B Preference Shares of the Corporation, (the “Corporation Shares”), which Corporation Shares convert into 10 ordinary shares of the Corporation (the “Ordinary Shares”) for each one (1) Corporation Share upon the later to occur of the effective date of (i) the Consolidation (as defined below), and (ii) the Amendment (as defined below);

WHEREAS, the number of Corporation Shares that each Shareholder received in exchange for such Shareholder’s Target Shares in the Acquisition is as set forth on Schedule 1 hereto.

WHEREAS, as a condition to the closing of the Acquisition and the subsequent purchase of certain securities of the Company by third party investors pursuant to a Securities Purchase Agreement dated the date hereof, the Shareholders agreed to enter into this Agreement to, among other items, vote all of their respective Corporation Shares, on an “as converted” basis (i) in favor of the consolidation of the (a) authorized Ordinary Share capital of the Company from 78,125,000 Ordinary Shares, par value $0.00064 to approximately 14,491,000 Ordinary Shares par value $0.003456 per Ordinary Share, and (b) issued and outstanding Ordinary Shares, par value $0.00064 per share, from 7,053,333 Ordinary Shares, par value $0.00064 per Ordinary Share, to 1,500,000  Ordinary Shares, par value $0.003456 per share, which includes certain Ordinary Shares to be issued upon conversion of the Class A Preference Shares (the “Consolidation”) pursuant to Section 7.2(e) of the Acquisition Agreement,  (ii) for a period of two (2) years from the date hereof, in favor of two (2) persons (the “Selected Directors”) nominated by the Representative (as defined below) to be directors of the Corporation for a period of two (2) years, pursuant to Section 9.2(l) of the Acquisition Agreement, and (iii) amend the Corporation’s charter documents to (a) increase the authorized ordinary capital of the Corporation to $345,600 by increasing the number of authorized Ordinary Shares from 14,491,000 par value $0.003456 per Ordinary Share to 100 million Ordinary Shares, par value $0.003456 per Ordinary Share and (b) change the name of the Corporation to “Hellenic Solutions, Inc.” (the “Amendment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Shareholders hereby agree, severally and not jointly, as follows:

1.

Voting, Grant of Proxy and Consent.

1.1.

Voting.  Each Shareholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at any meeting of the shareholders of the Corporation, or any adjournment thereof, called with respect to any of the following matters, however called, and in any action by written consent of the shareholders of the Corporation, such Shareholder will vote, or cause to be voted, all of his, her or its respective Corporation Shares in favor of (i) the Consolidation, (ii) any two Selected Directors nominated by Joseph Rozelle (the “Representative”), to be elected as directors of the Board of Directors of the Corporation, which persons shall also be appointed to the following positions:  one Selected Director shall be the Vice Chairman of the Corporation, and the other Selected Director shall be the Audit Committee Chairman of the Corporation, and (iii) the Amendment.

1.2.

Grant of Proxy.  Each Shareholder hereby irrevocably grants to, and appoints, the Representative and any individual designated in writing by the Representative, and each of them individually, as such Shareholder’s proxy for and in such Shareholder’s name, place and stead, to vote such Shareholder’s Corporation Shares at any meeting or written consent of the shareholders of Corporation called or circulated with respect to (i) the Consolidation; (ii) the election of the Selected Directors as directors of the Corporation, and/or (iii) the Amendment.  Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of this Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement and for no other purpose.  Except as otherwise provided for herein, each Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms that the proxy appointed hereunder may lawfully do or cause to be done the actions set forth herein by virtue hereof; and (iii) understands that a legend may be placed on the certificates representing such Shareholder’s Corporation Shares regarding this Agreement and the contents hereof.

1.3.

Consent.  Each Shareholder hereby irrevocably consents to, approves and votes in favor of the (i) Consolidation and (ii)the Selected Directors, when nominated by the Representative , and (iii) Amendment.

2.

The Representative.

2.1.

Appointment of Representative.  Each Shareholder hereby confirms the appointment of Mr. Rozelle as the initial Representative, and by countersigning this Agreement below, Mr. Rozelle hereby agrees to serve as the initial Representative, upon the terms and conditions set forth in this Agreement.  Each Shareholder agrees that such appointment shall be deemed coupled with an interest, and that such appointment shall be irrevocable and may not be terminated by the act of any Shareholder or by operation of law, whether upon the death or incapacity of any Shareholder.  The Representative may, however, resign pursuant to Section 2.5 hereof.

2.2.

Duties of Investor Representative.  The Representative shall act as the attorney-in-fact of Access America Fund L.P. (the “Investor”) with exclusive power and authority to act for and on behalf of the Investor in connection with the matters set forth herein, and all actions related thereto or arising therefrom and to represent the interests of the Investor with respect to such matters.

2.3.

Termination of Duties.  The duties of the Representative under this Agreement shall terminate following the termination of this Agreement.

2.4.

Acknowledgement by the Representative.  By execution and delivery of this Agreement, the Representative acknowledges that the terms and provisions of this Agreement are acceptable and, upon receipt of a counterpart of this Agreement executed by each Shareholder, the Representative agrees to carry out the provisions of Section 2.2.

2.5.

Resignation or Removal of Representative; Successors.

(a)

The Representative may resign from such position following the giving of 10 days’ prior written notice to the Investor.  The duties of the Representative shall terminate 10 days after the date of such notice (or as of such earlier date as may be mutually agreeable).  In the event the Representative resigns, a successor Representative will be appointed by the Investor.

(b)

If for any reason any successor is unwilling to serve as successor Representative and if the Investor fails to appoint a successor prior to the expiration of 10 days following the date of the notice of resignation or removal, the then acting Representative may appoint a successor Representative, and any such resulting appointment shall be binding upon all of the parties hereto.

(c)

Every successor Representative appointed hereunder shall execute, acknowledge and deliver to its predecessor and the Shareholders, an instrument in writing accepting such appointment hereunder, and thereupon such successor Representative, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor.

(d)

Upon acknowledgment by any successor Representative, the then acting Representative shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement.

3.

Representations and Warranties of the Shareholders.  Each Shareholder on such Shareholder’s own behalf hereby severally represents and warrants to the Corporation and the Investor with respect to such Shareholder and Shareholder’s ownership of the Shares as follows:

3.1.

Ownership of Corporation Shares. On the date hereof, the Corporation Shares are owned beneficially by Shareholder, and the Shares represent all of the Ordinary Shares of the Corporation owned (beneficially or of record) by such Shareholder.  The Shareholder has sole voting power, without restrictions, with respect to all of the Corporation Shares. The Corporation Shares are free and clear of all liens, pledges, security interests, claims, options, rights of first refusal and any other similar restrictions, except for escrow provisions as referenced in the Acquisition Agreement.

3.2.

Power, Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders' agreement, partnership agreement or voting trust. This Agreement when duly and validly executed and delivered by Shareholder, shall constitute a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3.

No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not impair the ability of Shareholder to perform Shareholder’s obligations hereunder.

4.

Termination. This Agreement (including the proxies granted herein) shall terminate and shall have no further force or effect upon the date that is two (2) years from the date hereof.

5.

Specific Performance. The parties hereto agree that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of the Corporation and the Investor and to preserve for the Corporation and the Investor the benefits of the Acquisition Agreement and the transactions contemplated thereby; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to the Corporation and the Investor which cannot be adequately compensated by a monetary award. Accordingly, the parties hereby agree that in addition to all other remedies available at law or in equity, the Corporation and the Investor shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.  As such, the Corporation and the Investor are intended beneficiaries of this Agreement.

6.

Miscellaneous.

6.1

Transfer of Corporation Shares. Each Shareholder covenants and agrees that such Shareholder will not directly or indirectly sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares unless the recipient of any such sale, assignment, transfer, pledge, encumbrance, or disposal of such Corporation Shares agrees in writing to assume the obligations of the Shareholder under this Agreement.

6.2.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by the Investor Representative and the holders of a majority of the Corporation Shares held by the Shareholders.

6.3.

Invalidity.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.4.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and expressly and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

6.5.

Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or signature transmitted by PDF email.

6.6.

Further Assurances. Each Shareholder shall, upon request of the Corporation and/or the Investor, execute and deliver any additional documents and take any such further actions as may reasonably be deemed by the Corporation and/or the Investor to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Shareholder's Corporation Shares as contemplated herein.

6.7.

Voting of Corporation Shares.  Each Shareholder shall vote the Corporation Shares owned by such Shareholder on an “as converted” basis, as if the Corporation Shares had already converted into Ordinary Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CORPORATION:

AEGEAN EARTH & MARINE CORPORATION

By:
Name:
Title:

SHAREHOLDERS:

AGLOMAR, LTD.

By:

AVESAN LTD.

By:

NORTHAMCO HOLDINGS, LTD.

By:

MOLBROKE MARKETING LTD.

By:

Name: Stavros Mesazos

Name: Haris Mesazos

Name: Kostas Mesazos

Name: Kostas Moshopoulos

ACKNOWLEDGED AND AGREED AS
OF THE DATE FIRST APPEARING ABOVE:

Joseph Rozelle, the Representative